Exhibit 99.1

For Immediate Release

Thursday, July 27, 2006

Press Release

FNB Corporation Reports Earnings Increase,

Appoints Chief Operating Officer,

Increases Shareholder Dividend, and

Announces Its Inclusion in the NASDAQ Global Select Market

CHRISTIANSBURG, Virginia – William P. Heath, Jr., President and Chief Executive Officer of FNB Corporation (NASDAQ: FNBP), announced today increases in earnings for the second quarter and first half of 2006 as compared to the same periods of 2005.

Earnings and basic earnings per share for the second quarter of 2006 were $4,373,000 and $.60, up 8.1 percent and 7.1 percent, respectively, compared to $4,044,000 and $.56 for the second quarter of 2005. Year-to-date earnings at June 30, 2006 were $9,048,000, up 12.2 percent over the $8,062,000 reported in the first half of 2005. Basic earnings per share rose 11.7 percent, from $1.11 in the first half of 2005 to $1.24 in the first half of 2006.

The earnings increases for the second quarter and first half of 2006 resulted principally from higher net interest income. Net interest income increased due to an improved margin and to asset growth. Total assets grew 5.7 percent and surpassed the $1.5 billion milestone in the second quarter of 2006. Total assets were $1,527,249,000 at June 30, 2006 compared to $1,444,391,000 at June 30, 2005. Loans grew 2.5 percent and deposits grew a strong 9.7 percent during the same period.

“Our earnings momentum of 2005 continues in 2006,” reported Heath. “Our earnings are up due to growth in basic banking revenue while, at the same time, the restructuring of our company is enhancing operational efficiency. On May 19, 2006, we completed – with no disruption in service – the merger of FNB Salem Bank & Trust and Bedford Federal Savings Bank with and into our third and largest banking affiliate, First National Bank. This merger has enabled us to operate under a single brand, ‘FNB,’ with a line-of-business organizational structure to promote consistent and enhanced delivery of products and services. Our affiliate bank presidents now serve as market presidents – Greg W. Feldmann in the Roanoke Valley, D. W. Shilling in Central Virginia, and David W. DeHart in the New River Valley – and I have assumed the dual role of President and CEO of the Bank and Corporation.

“We are making considerable progress on other initiatives, as well,” continued Heath. “We are in the process of relocating two branches in the New River Valley and Central Virginia markets to prepare for future growth and to provide modern, full-service facilities in more convenient locations. We are in the design phase for a new branch to be built in a high-traffic area in the Roanoke Valley, which will expand our presence in that market. And we have purchased land and are planning to lease facilities in other markets that offer promising growth potential. In addition, we have recently hired commercial account officers to help boost our loan growth in the Roanoke Valley and in Central Virginia.

“Like other financial institutions, FNB is faced with the challenges presented by higher interest rates,” stated Heath. “A higher rate environment puts pressure on deposit costs and the net interest margin, and tends to soften loan demand. However, I am pleased with our results over the last six quarters and optimistic that, with the initiatives recently implemented and others we plan to put in place, we can meet those challenges and continue our solid performance.”

Details of the Corporation’s financial performance follow.

Heath also announced today that Greg W. Feldmann was named Chief Operating Officer of the Corporation. Feldmann will also continue to serve as Roanoke Valley market president and director of the Corporation’s wealth management line of business.

A resident of Roanoke, Virginia and graduate of Hampden-Sydney College in Virginia, Feldmann has over twenty-five years of financial services experience. Active in the community, he serves on the boards of Habitat for Humanity in the Roanoke Valley, Family Services of the Roanoke Valley, the Roanoke Redevelopment and Housing Authority, the Roanoke Valley Youth Soccer Club, the Western Virginia Foundation for Arts and Science, and Blue Ridge Public Television.

“Greg is a seasoned banker, a consummate professional, and a proven leader who has made important contributions to our success,” stated Heath. “He knows our markets well and has strong ties to the community. As COO, he will work closely with me and with our executive management team to oversee and improve existing operations and to develop and pursue new opportunities for growth.”

In its meeting today, FNB’s Board of Directors approved an increase in the quarterly cash dividend to $0.21 per share. The payment will be made on August 25, 2006 to stockholders of record on August 14, 2006. The payment represents an annual yield to shareholders of approximately 2.2 percent based on the stock’s recent trading price.

Effective July 3, 2006, FNB Corporation is included in the new NASDAQ Global Select Market. The NASDAQ Global Select Market has the highest initial listing standards of any exchange in the world, based on financial and liquidity requirements.

FNB Corporation is one of the largest publicly held commercial bank holding companies based in Virginia, with over $1.5 billion in assets. Through the activities of its affiliate, First National Bank, the Corporation operates 26 full-service branches and 2 loan production offices. Services are also provided around the clock through over 50 automated teller machines, telephone banking, and on-line banking at www.fnbonline.com.

For more information contact:

William P. Heath, Jr.	Daniel A. Becker
President/CEO	Executive Vice President/CFO
(540) 382-6041	(540) 381-6758

Statements made in this release relating to the Corporation’s future prospects and performance are “forward-looking statements” that are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied by such statements. Factors that could have a material adverse effect on the operations and future prospects of the Corporation include, but are not limited to, the following possibilities: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) changes in the interest rate environment may reduce margins; (3) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (4) competitors may have greater financial resources and develop products that enable such competitors to compete more successfully than FNB; (5) FNB may not be able to achieve or fully realize the expected operational efficiencies and related benefits and savings from its subsidiary bank restructuring; (6) legislative or regulatory changes, including changes in accounting standards, may adversely affect the businesses in which FNB is engaged; and (7) adverse changes may occur in the securities markets. The information provided in this release is provided only as of the date of this release, and the Corporation undertakes no obligation to update any forward-looking statements made herein.

FNB CORPORATION AND SUBSIDIARIES

(in thousands, except percent and per share data)

	2006	2005	Change	% Change

Quarter Ended June 30
Net income	$4,373	$4,044	329	8.1
Net interest income	13,492	12,560	932	7.4
Net interest income (FTE) (1)	13,549	12,628	921	7.3
Noninterest income excluding securities gains (losses)	3,965	3,866	99	2.6
Noninterest expense	10,219	9,466	753	8.0
Provision for loan losses	623	726	(103)	(14.2)

Per Share Data
EPS basic	$0.60	$0.56	0.04	7.1
EPS fully diluted	0.59	0.55	0.04	7.3
Dividends declared	0.20	0.19	0.01	5.3
Book value	22.51	21.28	1.23	5.8
Weighted average shares outstanding basic	7,331	7,279	52	0.7
Weighted average shares outstanding fully diluted	7,409	7,333	76	1.0
Shares outstanding quarter end (net of unearned)	7,339	7,285	54	0.7

Financial Ratios
Return on average assets	1.16%	1.14%
Return on average shareholders’ equity	10.65	10.63
Net interest margin (1)	3.95	3.90
Equity to assets	10.82	10.73
Allowance for loan losses to loans, net of unearned income	1.23	1.24

Selected Balances at June 30
Total assets	$1,527,249	$1,444,391	82,858	5.7
Loans, net of unearned income	1,171,660	1,142,653	29,007	2.5
Allowance for loan losses	14,421	14,182	239	1.7
Securities	196,286	156,918	39,368	25.1
Deposits	1,278,636	1,166,015	112,621	9.7
Other interest-bearing funds	76,076	117,674	(41,598)	(35.4)
Shareholders’ equity	165,220	155,019	10,201	6.6

Six Months Ended June 30
Net income	$9,048	$8,062	986	12.2
EPS basic	1.24	1.11	0.13	11.7
EPS fully diluted	1.22	1.10	0.12	10.9
Dividends declared per share	0.40	0.38	0.02	5.3
Weighted average shares outstanding basic	7,326	7,277	49	0.7
Weighted average shares outstanding fully diluted	7,403	7,333	70	1.0
Return on average assets	1.22%	1.14%	0.08	NM
Return on average shareholders’ equity	11.11	10.65	0.46	NM
Net interest margin (1)	3.97	3.90	0.07	NM

Asset Quality	2006	% of Loans & ORE	2005	% of Loans & ORE
Nonperforming Assets
Nonaccrual loans	$5,469	0.47	$5,265	0.46
Other real estate	609	0.05	1,221	0.11
Loans past due 90 days or more	604	0.05	924	0.08

Total nonperforming assets	$6,682	0.57	$7,410	0.65

Net charge off ratio	0.17%		0.06%

(1)	Fully taxable equivalent

NM - Not meaningful

FNB CORPORATION AND SUBSIDIARIES

(in thousands, except percent and per share data)

	2006	2005	Change	% Change

Alternative Performance Measures for Quarter Ended June 30 (2)
Net income	$4,373	$4,044	329	8.1
Plus amortization of core deposit intangibles	172	306	(134)	(43.8)

Equals cash basis operating earnings (2)	4,545	4,350	195	4.5

QTD average assets	1,500,733	1,422,133	78,600	5.5
Less QTD intangible assets	48,144	47,466	678	1.4

Equals QTD average tangible assets (2)	1,452,589	1,374,667	77,922	5.7

QTD average equity	164,300	152,167	12,133	8.0
Less intangible assets equals QTD average tangible equity (2)	116,156	104,701	11,455	10.9
Cash basis EPS (2)	0.62	0.60	0.02	3.3
Cash basis EPS fully diluted (2)	0.61	0.59	0.02	3.4
Cash basis return on average tangible assets (2)	1.25%	1.27%	(0.02)	(1.5)
Cash basis return on average tangible equity (2)	15.65	16.62	(0.97)	(5.8)

Alternative Performance Measures for Six Months Ended June 30 (2)
Net income	$9,048	$8,062	986	12.2
Plus amortization of core deposit intangibles	345	612	(267)	(43.6)

Equals cash basis operating earnings (2)	9,393	8,674	719	8.3

YTD average assets	1,487,746	1,412,578	75,168	5.3
Less YTD intangible assets	48,276	47,620	656	1.4

Equals YTD average tangible assets (2)	1,439,470	1,364,958	74,512	5.5

YTD average equity	162,831	151,354	11,477	7.6
Less intangible assets equals YTD average tangible equity (2)	114,555	103,734	10,821	10.4
Cash basis EPS (2)	1.28	1.19	0.09	7.6
Cash basis EPS fully diluted (2)	1.27	1.18	0.09	7.6
Cash basis return on average tangible assets (2)	1.31%	1.27%	0.04	3.1
Cash basis return on average tangible equity (2)	16.40	16.72	(0.32)	(1.9)

(2)	As a supplement to Generally Accepted Accounting Principles (“GAAP”), management also reviews operating performance based on its “cash basis earnings” to fully analyze its core businesses. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding material non-recurring items and non-operating adjustments stemming from the consolidation of our organization, they allow investors to see clearly the combined economic results of our multi-bank company. These non-GAAP disclosures should not, however, be viewed as a substitute for GAAP measures, nor should they be viewed in direct comparison with non-GAAP measures of other companies.